Exhibit 99.1

Pulmonx Announces Management Transition and Preliminary Third Quarter 2025 Revenue;
Reschedules Third Quarter 2025 Earnings Call to November 12, 2025

•Glen French, member of the Board of Directors and former Pulmonx President and Chief Executive Officer, reappointed President and Chief Executive Officer
•Derrick Sung, former Pulmonx Chief Financial Officer, appointed Chief Operating Officer and Chief Financial Officer
•Steve Williamson and Mehul Joshi have resigned from their respective roles at the Company, effective immediately
•Preliminary, unaudited third quarter 2025 revenue expected to be approximately $21.5 million
•Third quarter 2025 financial results rescheduled to be released after the close of trading on Wednesday, November 12, 2025; Management to host conference call to discuss the results and the transition at 1:30 p.m. PT / 4:30 p.m. ET. on the same date
Redwood City, CA – October 27, 2025 – Pulmonx Corporation (Nasdaq: LUNG) (“Pulmonx” or the "Company"), a global leader in minimally invasive treatments for lung disease, today announced the reappointment of Glen French as President and Chief Executive Officer, effective immediately, and the appointment of Derrick Sung as Chief Operating Officer and Chief Financial Officer, effective November 3, 2025. Concurrently, Steve Williamson and Mehul Joshi have resigned from their respective roles at the Company to pursue other opportunities. Both Mr. Williamson and Mr. Joshi will serve in advisory capacities through December 1, 2025, to ensure a smooth transition. Mr. Williamson and Mr. Joshi’s resignations are not due to any disagreement with the Company on any matter, including related to the Company’s operations, policies, practices, financial reporting, or controls.

The Company also announced preliminary revenue for the third quarter of 2025 and provided updated timing for the release of its third quarter 2025 financial results and accompanying conference call.

“The Board is confident in our decision to bring Glen and Derrick back into these leadership roles,” said Dana G. Mead, Jr., Chairperson of the Company’s Board. “We fully expect that their deep operational experience and strategic clarity will ensure the success and stability our stakeholders expect. With over twenty-five years of experience in interventional pulmonology, including a decade as CEO of Pulmonx, Glen is ideal to lead the company into our next chapter, and we are pleased with his decision to return. On behalf of the Board, I would also like to thank Steve and Mehul for their efforts and wish them success in their future endeavors.”

“I am excited to return to lead the team at Pulmonx in its efforts to improve the lives of the many patients with severe emphysema,” said Glen French, President and Chief Executive Officer of Pulmonx. “I am confident that there is a significant value creation opportunity for all our stakeholders, and I look forward to working with Derrick and the entire Pulmonx team to ensure that we are delivering results for our customers and their patients while also taking a renewed focus on creating value for our shareholders.”

Preliminary, Unaudited Third Quarter 2025 Revenue

Total worldwide revenue for the third quarter of 2025 is anticipated to be approximately $21.5 million.

The Company plans to provide further details on its third quarter results and full year outlook during its third quarter 2025 earnings call rescheduled for November 12, 2025.

Exhibit 99.1
The preliminary, unaudited revenue results described in this press release are estimates only and are subject to revision until the Company reports its full financial results for the quarter ended September 30, 2025.

Webcast and Conference Call Details

Pulmonx will host a conference call on November 12, 2025, at 1:30 p.m. PT / 4:30 p.m. ET to discuss the management transition and its third quarter financial results. A live webcast of the conference call will be available within the Investor Relations section of the Company's website at https://investors.pulmonx.com/. The webcast will be archived on the website following the completion of the call.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on management’s current assumptions and expectations of future events and trends, which affect or may affect our strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. These forward-looking statements include, but are not limited to, statements regarding our possible or assumed future results of operations, including long-term outlook, descriptions of our revenues, guidance for full year 2025, overall business strategy, and creation of shareholder value. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of Pulmonx’s public filings with the Securities and Exchange Commission (“SEC”), including the Quarterly Report on Form 10-Q filed with the SEC on August 1, 2025, available at www.sec.gov. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. All statements other than statements of historical fact are forward-looking statements. Except to the extent required by law, we undertake no obligation to update or review any estimate, projection, or forward-looking statement. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business.

About Pulmonx Corporation

Pulmonx Corporation (Nasdaq: LUNG) is a global leader in minimally invasive treatments for chronic obstructive pulmonary disease (COPD). Pulmonx’s Zephyr® Endobronchial Valve, Chartis® Pulmonary Assessment System, LungTraX™ Platform, and StratX® Lung Analysis Reports are designed to assess and treat patients with severe emphysema/COPD who despite medical management are still profoundly symptomatic. Pulmonx received FDA pre-market approval to commercialize the Zephyr Valve following its designation as a “breakthrough device.” The Zephyr Valve is commercially available in more than 25 countries, is included in global treatment guidelines and is widely considered a standard of care treatment option for improving breathing, activity and quality of life in patients with severe emphysema. For more information on the Zephyr Valves and the company, please visit www.Pulmonx.com.

Pulmonx®, AeriSeal®, Chartis®, StratX®, and Zephyr® are registered trademarks and LungTraX™ is a trademark of Pulmonx Corporation.

Investor Contact
Brian Johnston
Laine Morgan
Gilmartin Group
investors@pulmonx.com